                                 LOAN AGREEMENT



                                    between



                       KNAPE & VOGT MANUFACTURING COMPANY



                                      and



                        OLD KENT BANK AND TRUST COMPANY









                            Dated November 29, 1993

                               TABLE OF CONTENTS
                               -----------------

ARTICLE I.  DEFINITIONS AND TERMS........................................   1

     1.1  Definitions....................................................   1
     1.2  Financial Terms................................................   5

ARTICLE II.  THE LOANS...................................................   5

     2.1  Revolving Loans................................................   5
     2.2  Loan Options...................................................   5
     2.3  Borrowing Procedures...........................................   5
     2.4  Continuation and/or Conversion of Loans........................   6
     2.5  Termination and Reduction of Credit............................   6
     2.6  Conditions for Disbursement of Initial Loan....................   6
     2.7  Conditions for Disbursement of Each Loan.......................   7
     2.8  Minimum Amounts; Limitation on Number of Loans.................   7

ARTICLE III.  PAYMENTS, OFFSETS AND PREPAYMENTS..........................   8

     3.1  Method and Place of Payment....................................   8
     3.2  Principal Payments.............................................   8
     3.3  Prepayments....................................................   8
     3.4  Interest Payments..............................................   8
     3.5  Method of Calculation Interest.................................   9
     3.6  Offset.........................................................   9
     3.7  Payment on Non-Banking Day; Payment Computations...............   9
     3.8  HLT Classification.............................................   9

ARTICLE IV.  YIELD PROTECTION AND CONTINGENCIES..........................  10

     4.1  Additional Costs...............................................  10
     4.2  Limitation of Requests and Elections...........................  10
     4.3  Capital Adequacy Adjustment....................................  10
     4.4  Illegality and Impossibility...................................  11
     4.5  Indemnification................................................  11

ARTICLE V.  WARRANTIES AND REPRESENTATIONS...............................  12

     5.1  Corporate Existence............................................  12
     5.2  Qualifications.................................................  12
     5.3  Power, Authority, Licenses and Permits.........................  12
     5.4  Financial Statements...........................................  12
     5.5  Adverse Changes................................................  12
     5.6  No Misrepresentations..........................................  12

                                       i
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
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
    5.7   No Litigation Defaults............................................. 12
    5.8   Corporate Power, Due Authorization, No Conflict and Approvals...... 13
    5.9   Taxes.............................................................. 13
    5.10  Margin Securities.................................................. 13
    5.11  Liens.............................................................. 13
    5.12  Subsidiaries....................................................... 13
    5.13  Purpose............................................................ 13
    5.14  Compliance......................................................... 13
    5.15  Investment Company Act Representation.............................. 14
    5.16  Public Utility Holding Company Act Representation.................. 14

ARTICLE VI.  AFFIRMATIVE AND NEGATIVE COVENANTS.............................. 14

    6.1   Financial Statements and Other Information......................... 14
    6.2   Corporate Existence................................................ 15
    6.3   Access............................................................. 15
    6.4   Insurance.......................................................... 15
    6.5   Repair............................................................. 15
    6.6   Taxes and Liabilities.............................................. 15
    6.7   Merger, Acquisitions, Purchase and Sale............................ 15
    6.8   Compliance with ERISA.............................................. 16
    6.9   Minimum Working Capital............................................ 16
    6.10  Minimum Stockholders' Equity....................................... 16
    6.11  Ratio of Liabilities to Stockholders' Equity....................... 16
    6.12  Intangibles........................................................ 16
    6.13  Liens.............................................................. 16
    6.14  Rental Payments.................................................... 17
    6.15  Other Agreements................................................... 17
    6.16  Use of Proceeds.................................................... 17
    6.17  Notice of Investigations, and Proceedings and Litigation........... 17
    6.18  Dividends.......................................................... 17
    6.19  Distribution of Assets............................................. 17

ARTICLE VII.  EVENTS OF DEFAULT AND REMEDIES................................. 17

    7.1   Events of Default.................................................. 17
    7.2   Remedies........................................................... 19

ARTICLE VIII.  OTHER PROVISIONS.............................................. 19

    8.1   Delay.............................................................. 19
    8.2   Notice............................................................. 19
    8.3   Expenses........................................................... 19
    8.4   Law................................................................ 20
    8.5   Successors......................................................... 20
    8.6   Usury.............................................................. 20

                                      ii
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
    8.7   Amendments, Etc................................................. 20
    8.8   Headings........................................................ 20
    8.9   Integration and Severability.................................... 20
    8.10  Independence of Covenants....................................... 21
    8.11  Rights Cumulative and Waivers................................... 21
    8.12  Relationship of Company and Bank................................ 21

EXHIBIT A REVOLVING NOTE

EXHIBIT B FORM OF COMPANY COUNSEL OPINION

EXHIBIT C DESCRIPTION OF PENDING LITIGATION

EXHIBIT D SCHEDULE OF LIENS

EXHIBIT E SUBSIDIARIES OF THE COMPANY

                                 LOAN AGREEMENT
                                 --------------


     THIS LOAN AGREEMENT (the "Agreement"), dated November 29, 1993, is entered into between KNAPE & VOGT MANUFACTURING COMPANY, a Michigan corporation (the "Company") and OLD KENT BANK AND TRUST COMPANY, a Michigan banking corporation (the "Bank").

     The Company desires to obtain a revolving bank credit in the principal sum not to exceed Forty-three Million Five Hundred Thousand Dollars ($43,500,000), in order to provide funds for the acquisition of the stock of The Hirsh Company and for its general corporate purposes, and the Bank is willing to extend that credit to the Company upon the terms and conditions set forth herein.

     NOW, THEREFORE, in consideration of the mutual agreements herein contained, the parties hereto agree as follows:

                       ARTICLE I.  DEFINITIONS AND TERMS.
                      ----------------------------------

     1.1 Definitions. In addition to the terms defined elsewhere in this Agreement, the following terms shall have the meanings indicated for purposes of this Agreement (those meanings to be equally applicable to both the singular and plural forms of the terms defined):

          "Adjusted Federal Funds Rate" means eighty-five one hundredths of one percent (.85%) above the Federal Funds Rate in effect from time to time.

          "Affiliate" has the meaning given to such term under Section 407(d)(7) of ERISA.

          "Banking Day" means any day other than a Saturday, Sunday or other day on which Bank is open for the transaction of substantially all of its banking functions and, with respect to Eurodollar Loans, on which dealings in foreign exchange and currencies may be carried on by the Bank in the interbank Eurodollar market.

          "Capitalized Lease Obligation" means any obligation of the Company to pay future rentals under a lease which, in accordance with GAAP, is required to be shown as a liability on the combined balance sheet of the Company.

          "Credit" means the Bank's commitment to make Revolving Loans under the term of this Agreement.

          "Current Assets" and "Current Liabilities" mean, at any time, all assets or liabilities, respectively, that, in accordance with GAAP, should be classified as current assets or current liabilities, respectively, on a balance sheet of the Company.

          "Dollars" and the sign "$" means lawful money of the United States of America.

          "Effective Date" means November 29, 1993.

          "Environmental Laws" means all applicable laws, ordinances, rules, regulations, and orders that regulate or are intended to protect public health or the environment, or that establish liability for the investigation, removal, or cleanup of or damage caused by any contamination including, without limitation, any law, ordinance, rule, regulation, or order that regulates, or prescribes requirements for, air quality, water quality, or the disposition, transportation, or management of waste materials or toxic substances.

          "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

          "Eurodollar Interest Period" means, with respect to any Eurodollar Loan, the period commencing on the day that Loan is made or converted to a Eurodollar Loan and ending on the date one (1), two (2), three (3) or six (6) months thereafter, as the Company may elect under Sections 2.3 or 2.4 hereof, and each subsequent period commencing on the expiration of the immediately preceding Eurodollar Interest Period and ending on the date one (1), two (2), three (3) or six (6) months thereafter, as the Company may elect under Sections
2.3 or 2.4 hereof, provided, however that (a) any Eurodollar Interest Period which commences on the last Banking Day of a calendar month (or on any day for which there is no numerically corresponding day in the appropriate subsequent calendar month) shall end on the last Banking Day of the appropriate subsequent calendar month), (b) each Eurodollar Interest Period which would otherwise end on a day which is not a Banking Day shall end on the next succeeding Banking Day or if that next succeeding Banking Day falls in the next succeeding calendar month, on the next preceding Banking Day, and (c) no Eurodollar Interest Period shall be permitted which extends beyond the Termination Date.

          "Eurodollar Loan" means, any Revolving Loan that bears interest at the Eurodollar Rate.

          "Eurodollar Rate" means, with respect to any Eurodollar Loan and the related Eurodollar Interest Period, the per annum rate that is equal to the sum of:

               (a) seventy-five one hundredths of one percent (.75%) per annum, plus

               (b) the rate obtained by dividing (1) the per annum rate of interest at which deposits in Dollars for that Eurodollar Interest Period and in an aggregate amount comparable to the amount of such Eurodollar Loan are offered to the Bank by other prime banks in the London interbank market, selected in the Bank's discretion, at approximately 11:00 a.m. London time, as the case may be, on the second Banking Day prior to the first day of that Eurodollar Interest Period, by (h) a percentage equal to 100 percent minus the daily average during that Eurodollar Interest Period of the percentages in effect on each day of that Interest Period of all reserve requirements (including, without limitation, any marginal, emergency, supplemental, special or other reserves) that are prescribed by the Board of Governors of the Federal Reserve System (or any successor agency thereto) for determining the reserve requirements with respect to eurocurrency funding (currently referred to as "eurocurrency liabilities" in Regulation D of that Board maintained by a member bank of that System, and for purposes hereof, any Eurodollar Loan shall be deemed to be "eurocurrency liabilities" as defined in said Regulation D) maintained by member banks of such System;

all as conclusively determined by the Bank, that sum to be rounded up, if necessary, to the nearest whole multiple of one one-hundredth of one percent (1/100 of 1%), and that Eurodollar Rate to be adjusted as and when any change occurs in the reserve requirements referred to in subparagraph (b) above.

          "Event of Default" means any of the events described in Section 7.

          "FDIC" means the Federal Deposit Insurance Corporation.

          "Federal Funds Rate" means the rate of interest announced from time to time by the Federal Reserve Bank of New York as the "average federal funds rate," which Federal Funds Rate shall change simultaneously with any change in that "average federal funds rate."

          "Federal Funds Loan" means any Loan that bears interest at the Adjusted Federal Funds Rate.

          "GAAP" means generally accepted accounting principles, consistently applied.

          "Indebtedness" means indebtedness for borrowed money, indebtedness representing the deferred purchase price of property (excluding indebtedness under normal trade credit for property purchased in the normal course of operations), obligations under notes payable or drafts accepted representing extensions of credit, indebtedness (whether or not assumed) secured by mortgages, security interests, or other liens on property owned by the Company or any Subsidiary and any Capitalized Lease Obligation.

          "Intangibles" means (a) goodwill, including any amounts, however designated on a combined balance sheet of the Company, representing the excess of the purchase price paid for assets or stock acquired over the value assigned thereto on the books of the Company; (b) patents, trademarks, trade names, and copyrights; (c) treasury stock; and (d) loans and advances to stockholders, directors, officers or employees.

          "Interest Period" means any Eurodollar Interest Period.

          "Liabilities" means all Indebtedness that, in accordance with GAAP, is required to be classified as liabilities on a consolidated balance sheet of the Company.

          "Loans" means the Revolving Loans made pursuant to Section 2.1.

          "Note" means the Revolving Note referred to in Section 2.3.

          "Overdue Rate" means (a) in respect of principal of any Eurodollar Loan a rate per annum that is equal to the sum of two percent (2%) per annum plus the per annum rate in effect thereon until the end of the then current Interest Period of that Loan and, thereafter, a rate per annum that is equal to the sum of two percent (2%) per annum plus the Prime Rate, (b) in respect of principal of any Prime Loan or Federal Funds Loan, a rate per annum that is equal to the sum of two percent (2%) per annum plus the Prime Rate, and (c) in respect of other amounts payable by the Company hereunder (other than interest), a per annum rate that is equal to the sum of two percent (2%) per annum. plus the Prime Rate.

          "Payment Date" shall mean as to any Eurodollar Loan the last day of each Interest Period with respect thereto, and as to any Prime Loan or Federal Funds Loan, the 12th calendar day of each month.

          "PBGC" means the Pension Benefit Guaranty Corporation and any entity succeeding to any or all of its functions under ERISA.

          "Plan" has the meaning given to that term in Section 3(3) of ERISA and established or maintained by the Company, any of its Subsidiaries or any Affiliate and includes any Plan as to which the Company, any of its Subsidiaries or any Affiliate may have any liability.

          "Prime Loan" means any Loan that bears interest at the Prime Rate.

          "Prime Rate means at any time the rate of interest most recently announced by the Bank as its "prime rate," which is not necessarily the lowest rate of interest charged by the Bank to its customers, which Prime Rate shall change simultaneously with any change in the Bank's "prime rate."

          "Revolving Loans" means the Loans described in Section 2.1, and shall be Prime Loans or Eurodollar Loans, or Federal Funds Loans.

          "Revolving Note" means the Note described in Section 2.3.

          "Stock Acquisition Agreement" means the Stock Acquisition Agreement, dated October 26, 1993, between the Company, The Hirsh Company and all of the shareholders of The Hirsh Company.

          "Stockholders' Equity" means, at any time, the sum of the following accounts set forth in a combined balance sheet of the Company, prepared in accordance with GAAP: (a) all outstanding capital stock; (b) capital surplus and additional paid in capital; and (c) retained earnings.

          "Subsidiary" means any corporation, voluntary association, joint stock company, voting trust or similar organization of which the Company and its other subsidiaries own directly or indirectly more than 50 percent of the shares of stock having general voting power under ordinary circumstances to elect a majority of the board of directors, managers, trustees or others performing similar functions.

          "Termination Date" means the earlier to occur of (a) December 1, 1995 and (b) the date on which the Credit shall be terminated pursuant to Sections
2.5 or 7.

          "Unmatured Event of Default" means an event or condition which with the lapse of time or giving of notice to the Company, or both, would constitute an Event of Default.

          "Working Capital" means at any time, the amount by which Current Assets exceed Current Liabilities.

     1.2 Financial Terms. Unless otherwise defined or the context otherwise requires, all financial and accounting terms shall be defined under generally accepted accounting principles. For purposes of calculating covenants under this Agreement, any amounts which would otherwise be included as liabilities or amortized on any financial statement of the Company pursuant to SFAS #106, regarding post retirement health care benefits, shall not be considered as liabilities or expenses of the Company.

                             ARTICLE II. THE LOANS.
                             ----------------------

     2.1 Revolving Loans. Subject to the terms and conditions of this Agreement, the Bank agrees to make loans (collectively called the "Revolving Loans" and individually called a "Revolving Loan") to the Company, which Revolving Loans the Company may repay and reborrow during the period from the Effective Date, to but not including, the Termination Date, in those amounts as the Company may from time to time request, but not exceeding Forty-three Million Five Hundred Thousand Dollars ($43,500,000) (or that amount as may be fixed by the Company pursuant to Section 2.5) in the aggregate at any one time outstanding.

     2.2 Loan Options. Each Revolving Loan shall bear interest at the Eurodollar Rate, the Prime Rate, or the Adjusted Federal Funds Rate and for those Interest Periods as the Company may elect.

     As to the Eurodollar Loan, the Bank may, if it so elects, fulfill its commitment by causing a branch or affiliate to make or continue that Loan, provided that in that event that Loan shall be deemed for the purposes of this Agreement to have been made by the Bank and the obligation of the Company to repay such Loan shall nevertheless be to the Bank and shall be deemed held by the Bank, to the extent of that Loan, for the account of such branch or affiliate. Notwithstanding any provision of this Agreement to the contrary, the Bank shall be entitled to fund and maintain its funding of all or any part of the Loans in any manner it sees fit, it being understood, however, that for the purposes of this Agreement all determinations hereunder shall be made as if the Bank had actually funded and maintained each Eurodollar Loan during each related Interest Period through the purchase of deposits in the interbank Eurodollar market having a maturity corresponding to that related Interest Period and bearing an interest rate equal to the Eurodollar Rate for that Interest Period.

     2.3 Borrowing Procedures. The Company shall before 1:00 p.m. on a Banking Day give the Bank at least three (3) full Banking Days' prior telephonic notice (promptly confirmed in writing) of each request for a Eurodollar Loan. The Company shall give the Bank telephonic notice (promptly confirmed in writing) before 3:00 p.m. on any Banking Day on which the Company wants the Bank to make a Prime Loan or Federal Funds Loan. Each request shall specify the date (which day shall be a Banking Day), amount and type of Loan and, if that Loan is to be a Eurodollar Loan, the initial

Interest Period for that Loan. The Company shall apportion each Eurodollar Loan, Prime Loan or Federal Funds Loan only in minimum aggregate amounts of $100,000 or integral multiples thereof. Subject to the terms and conditions of this Agreement, the proceeds of each requested Loan shall be made available to the Company by depositing the proceeds thereof, in immediately available funds, in an account maintained and designated by the Company at the Bank. All Revolving Loans shall be evidenced by the Revolving Note in the form set forth as Exhibit A hereto, with appropriate insertions, which Revolving Note shall be dated the date of the initial Revolving Loan and shall mature on the Termination date. The Bank is hereby authorized by the Company to note on the schedule attached to the Revolving Note or on its books and records, the date, amount and type of each Loan and the duration of the related Interest Period (if applicable), the amount of each payment or prepayment of principal thereon, and the other information provided for on that schedule, which schedule or books and records, as the case may be, shall constitute prima facie evidence of the information so noted, provided that failure of the Bank to make any such notation shall not relieve the Company of its obligation to repay, the outstanding principal amount of the Loans, all accrued interest thereon and other amounts payable with respect thereto in accordance with the terms of the Revolving Note and this Agreement.

     2.4 Continuation and/or Conversion of Loans. The Company may elect (i) to continue any outstanding Eurodollar Loan from the current Interest Period into a subsequent Interest Period to begin on the last day of that current Interest Period, or (ii) subject to the limitations of Section 2.8 hereof to convert any portion of a Eurodollar Loan, Prime Loan or a Federal Funds Loan from a Loan of one type into a Loan of another type, by giving at least three (3) Banking Days' prior telephonic notice (promptly confirmed in writing) to the Bank of such continuation or conversion, specifying the date, amount and, for each Eurodollar Loan, the Interest Period. Absent notice of continuation or conversion, each Loan shall automatically continue as a Loan of the current type, in the same amount and the same Interest Period on the last day of the current Interest Period for that Loan. No portion of the Loan shall be converted to another type of Loan at any time that an Event of Default or an Unmatured Event of Default shall exist.

     2.5 Termination and Reduction of Credit. The Company shall have the right to terminate or permanently reduce the amount of the Credit at any time and from time to time, subject to the requirements set forth under Section 4.5, provided, however, that (a) the Company shall give written notice of such termination or reduction to the Bank specifying the amount and effective date thereof, (b) each partial reduction of the Credit shall be in an amount equal to $100,000 or an integral multiple thereof, (c) no termination or reduction shall be permitted with respect to any portion of the Credit as to which a request for a Loan pursuant to Section 2.3 is then pending, and (d) the Company shall repay the outstanding principal of the Revolving Note in excess of the then reduced amount of the Credit, including accrued interest to the date of the reduction on the principal amount being repaid. The Credit or any portion thereof so terminated or reduced may not be reinstated.

     2.6 Conditions for Disbursement of Initial Loan. The obligation of the Bank to make the initial Loan hereunder subject to receipt by the Bank of the following documents and fulfillment by the Company of the following requirements, in form and substance satisfactory to the Bank:

          (a) Certificates of recent date of the appropriate authority or official of the Company's and each of its Subsidiaries' respective states of incorporation certifying as to the good standing and corporate existence of the Company and each Subsidiary together with copies of all articles or certificates of incorporation of the Company and each such Subsidiary on file in that office certified as a recent date by that authority or official and certified as true and correct as of the date of that Loan by a duly authorized officer of the Company;

          (b) Copies of the bylaws of the Company together with all authorizing resolutions and evidence of other corporate action taken by the Company to authorize the execution, delivery and performance by the Company of this Agreement and the Note and the consummation by the Company of the transactions contemplated hereby, each certified as true and correct as of the date of that Loan by a duly authorized officer of the Company;

          (c) Certificates of incumbency of the Company, containing, and attesting to the genuineness o& the signatures of those officers authorized to act on behalf of the Company in connection with this Agreement and the Revolving Note and the consummation by the Company of the transactions contemplated hereby, certified as true and correct as of the date of such Loan by a duly authorized officer of the Company;

          (d) The Revolving Note duly executed on behalf of the Company and dated on or before the date of such Loan; and

          (e) The favorable written opinion of the Company's counsel, addressed to the Bank and dated the Effective Date, in substantially the form of Exhibit B.

     2.7 Conditions for Disbursement of Each Loan. The obligation of the Bank to make any Loan (including the initial Loan) is subject to the satisfaction of the following conditions precedent:

          (a) The representations and warranties contained in Article V of this Agreement shall be true and correct on and as of the date that Loan is made; and

          (b) No Event of Default, and no event or condition which might become such an Event of Default with notice or lapse of time, or both, shall exist or shall have occurred and be continuing on the date such Loan is made.

The Company shall be deemed to have made a certification to the Bank at the time of the making of each Loan to the effects set forth in clauses (a) and (b) of this Section 2.7.

     2.8 Minimum Amounts; Limitation on Number of Loans. Except for conversions or payments required pursuant to Section 4.4, each Loan and each prepayment thereof shall be in a minimum amount of $100,000.

                ARTICLE III.  PAYMENTS, OFFSETS AND PREPAYMENTS.
                ------------------------------------------------

     3.1 Method and Place of Payment. All payments hereunder shall be made without set off or counterclaim and shall be made to the Bank prior to 3:00 p.m., Grand Rapids, Michigan time, on the date due at its principal banking office in the City of Grand Rapids, Michigan, or at any other place as may be designated by the Bank to the Company in writing. Any payments received after 3:00 p.m., Grand Rapids, Michigan time, shall be deemed received on the next Banking Day. Subject to the definition of "Interest Period", whenever any payment to be made hereunder or under the Note shall be stated to be due on a date other than a Banking Day, that payment may be made on the next Banking Day, and that extension of time shall be included in the computation of interest or any fees. At the time of mailing each payment, the Company shall specify to the Bank that obligation of the Company hereunder to which that payment is to be applied, or, in the event that the Company fails to so specify or if an Event of Default has occurred and is continuing, that payment shall be applied as the Bank may determine in its sole discretion.

     3.2 Principal Payments. Unless earlier payment is required under this Agreement, the Company shall pay to the Bank on the Termination Date the outstanding principal amount of the Revolving Loans.

     3.3 Prepayments.

          (a) The Company may from time to time prepay the principal of the Revolving Loan in whole or in part without premium, provided, however, that any prepayment of a Eurodollar Loan shall be made on a Payment Date; provided further that any partial prepayment of principal shall be in an amount of $100,000 or an integral multiple thereof.

          (b) The Company shall prepay the principal of the Revolving Loan in whole without premium within sixty (60) days of a material change in the Company's management, provided, however, that any such prepayment of a Eurodollar Loan shall be made on the last day of that 60-day period, if that last day is a Payment Date, and if it is not a Payment Date, on the next Payment Date immediately following the end of that 60-day period, and provided, further that any such prepayment shall include accrued interest to the date of prepayment. For the purposes hereof, "a material change in the Company's management" shall mean a majority of the people who are members of the Board of Directors of the Company on the date hereof ceasing to hold those positions.

     3.4 Interest Payments. The Company shall pay interest to the Bank on the unpaid principal amount of each Loan, for the period commencing on the date such Loan is made until such Loan is paid in full, on the Payment Date applicable thereto and at maturity (whether at stated maturity, by acceleration or otherwise), and thereafter on demand, at the following rates per annum:

          (a) During those periods that that Loan is a Eurodollar Loan, the Eurodollar Rate applicable to that Loan for each related Eurodollar Interest Period.

          (b)  During those periods that that Loan is a Prime Loan, the Prime
     Rate.

          (c) During those periods that that Loan is a Federal Funds Loan, the Adjusted Federal Funds Rate.

          (d) Notwithstanding the foregoing paragraphs (a), (b) and (c), the Company agrees to pay interest on demand at the Overdue Rate on the outstanding principal amount of any Loan and any other amount payable by the Company hereunder (other than interest) which is not paid in full when due (whether at stated maturity, by acceleration or otherwise) for the period commencing on the due date thereof until the same is paid in full.

     3.5 Method of Calculation Interest. Interest on the Loan and other amounts due under this Agreement shall be computed on the basis of a year consisting of 360 days and paid for actual days elapsed, calculated as to each Interest Period from and including the day thereof but excluding the last day of the relevant period.

     3.6 Offset. In addition to and not in limitation of all rights of offset that the Bank or other holder of the Revolving Note may have under applicable law, the Bank or other holder of the Revolving Note shall, upon the occurrence of any Event of Default, have the right to appropriate and apply to the payment of the Revolving Note, any and all balances, credits, deposits, accounts or moneys of the Company then or thereafter with the Bank or other holder.

     3.7 Payment on Non-Banking Day; Payment Computations. Except as otherwise provided in this Agreement to the contrary, whenever any installment of principal of, or interest on, any Loan outstanding hereunder or any other amount due hereunder, becomes due and payable on a day that is not a Banking Day, the maturity thereof shall be extended to the next succeeding Banking Day and, in the case of any installment of principal, interest shall be payable thereon at the rate per annum. determined in accordance with this Agreement during that extension.

     3.8 HLT Classification. In the event that after the Effective Date, the Loans or any Credit hereunder are classified on the Bank's books as a "highly leveraged transaction" (an "HLT Classification") by the Bank or any governmental authority, central bank or comparable agency having jurisdiction over the Bank, the Bank shall promptly give notice of that HLT Classification to the Company whereupon the Bank and the Company shall commence negotiations in good faith to agree on revised interest rates and/or margins hereunder reflecting that HLT Classification. In the event that the Company and the Bank fail to agree on revised interest rates and/or margins within 90 days of the notice given by the Bank referred to above, then the Bank may (i) by five Banking Days' notice to the Company terminate the unused portions of the Credit and they shall thereupon terminate, and (ii) by five Banking Days' notice to the Company declare all amounts outstanding under the Revolving Note (together with accrued interest thereon and any other amounts payable hereunder) to be, and all such amounts shall thereupon become, absolutely and immediately due and payable. The Company hereby absolutely and unconditionally agrees to pay to the Bank on the date of any such acceleration all amounts payable hereunder and under the Note. The Bank acknowledges that an HLT Classification (including any election to accelerate amounts payable hereunder and under the Notes, as provided herein) is not a Default or an Event of Default hereunder.

               ARTICLE IV.  YIELD PROTECTION AND CONTINGENCIES.
               ------------------------------------------------

     4.1 Additional Costs. In the event that any applicable law, treaty, rule or regulation (whether domestic or foreign) now or hereafter in effect and whether or not presently applicable to the Bank, or any interpretation or administration thereof by any governmental authority charged with the interpretation or administration thereof, or compliance by the Bank with any request or directive of any such authority (whether or not having the force of law), shall (i) affect the basis of taxation of payments to the Bank of any amounts payable by the Company under this Agreement (other than taxes imposed on the overall net income of the Bank), or (ii) shall impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by the Bank, or
(iii) shall impose any other condition with respect to this Agreement, the Revolving Note or the Loans, and the result of any of the foregoing is to increase the cost to the Bank of making or maintaining any Eurodollar Loan or to reduce the amount of any sum receivable by the Bank thereon, then the Company shall pay to the Bank, from time to time, upon request by the Bank additional amounts sufficient to compensate the Bank for such increased cost or reduced sum receivable to the extent the Bank is not compensated therefor in the computation of the interest rate applicable to that Eurodollar Loan. A detailed statement as to the amount of that increased cost or reduced sum receivable, prepared in good faith and submitted by the Bank to the Company, shall be conclusive and binding for all purposes absent manifest error in computation.

     4.2 Limitation of Requests and Elections. Notwithstanding any other provision of this Agreement to the contrary, if, upon receiving a request for a Eurodollar Loan, pursuant to Section 2.3, or a request for a continuation of a Loan as a Loan of the then existing type pursuant to Section 2.4, or conversion of a Loan to a Loan of a different type pursuant to Section 2.4, (a) in the case of any Eurodollar Loan, deposits in Dollars for periods comparable to the Interest Period elected by the Company are not available to the Bank in the relevant interbank or secondary market or otherwise, or (b) the Eurodollar Rate will not adequately and fairly reflect the cost to the Bank of making or maintaining the related Eurodollar Loan, or (c) by reason of national or international financial, political or economic conditions or by reason of any applicable law, treaty, rule or regulation (whether domestic or foreign) now or hereafter in effect, or the interpretation or administration thereof by any governmental authority charged with the interpretation or administration thereof, or compliance by the Bank with any request or directive of that authority (whether or not having the force of law), including without limitation exchange controls, it is impracticable, unlawful or impossible for the Bank (i) to make the relevant Loan or (ii) to continue such Loan as a Loan of the then existing type or (iii) to convert a Loan, then the Company shall not be entitled, so long as such circumstances continue, to request a Loan of the affected type pursuant to Section 2.3 or a continuation of or conversion to a Loan of the affected type pursuant to Section 2.4. In the event that such circumstances no longer exist, the Bank shall again consider requests for continuations of and conversions to Loans of the affected type pursuant to
Section 2.4.

     4.3 Capital Adequacy Adjustment. In the event that any applicable law, treaty, rule or regulation (whether domestic or foreign) now or hereafter in effect and whether or not presently applicable to the Bank, or any interpretation or administration thereof by any governmental authority charged with the interpretation or administration thereof, or compliance by the Bank with any guideline, request or directive of that authority (whether or not having the force of law), including any risk-based capital guidelines, affects or would affect the amount of capital required or expected to be maintained by the Bank or any corporation controlling the Bank and the Bank determines that the amount of that capital is increased by or based upon the existence of the Bank's obligations hereunder and that increase has the effect of reducing the rate of return on the Bank's or that controlling corporation's capital as a consequence of those obligations hereunder to a level below that which the Bank or that controlling corporation could have achieved but for such circumstances (taking into consideration its policies with respect to capital adequacy) by an amount deemed by the Bank to be material, then the Company shall pay to the Bank, from time to time, upon written request by the Bank, additional amounts sufficient to compensate the Bank for any increase in the amount of capital and reduced rate of return which the Bank reasonably determines to be allocable to the existence of the Bank's obligations hereunder. A statement as to the amount of that compensation, prepared in good faith and in reasonable detail by the Bank, and submitted by the Bank to the Company, shall be conclusive and binding for all purposes absent manifest error in computation.

     4.4 Illegality and Impossibility. In the event that any applicable law, treaty, rule or regulation (whether domestic or foreign) now or hereafter in effect, or any interpretation or administration thereof by any governmental authority charged with the interpretation or administration thereof, or compliance by the Bank with any request or directive of such authority (whether or not having the force of law), including without limitation exchange controls, shall make it unlawful or impossible for the Bank to maintain any Loan under this Agreement, the Company shall upon receipt of notice thereof from. the Bank, either convert the Loan to a Loan of a different type, or repay in full the then outstanding principal amount of each Loan so affected together with all accrued interest thereon to the date of payment and all amounts due to the Bank under
Section 4.5 (a) on the last day of the then current Interest Period applicable to that Loan if the Bank may lawfully continue to maintain such Loan to that day, or (b) immediately if the Bank may not continue to maintain that Loan to that day.

     4.5 Indemnification. If the Company makes any payment of principal with respect to any Loan on any other date than the last day of an Interest Period applicable thereto (except for any prepayment made under Section 4.4 of this Agreement) or if the Company fails to make any payment of principal or interest in respect of a Loan when due, the Company shall reimburse the Bank on demand for any resulting loss or expense incurred by the Bank, including without limitation any loss incurred in obtaining, liquidating or employing deposits from third parties. A detailed statement as to the amount of that loss or expense, prepared in good faith and submitted by the Bank to the Company, shall be conclusive and binding for all purposes absent manifest error in computation. Notwithstanding the foregoing, if the Bank proposes to charge any amount to the Company under Section 4.1 or Section 4.3, the Company shall have the right to immediately prepay all Revolving Loans and shall not be responsible for any loss or expense incurred by the Bank as a result of that prepayment.

                   ARTICLE V.  WARRANTIES AND REPRESENTATIONS.
                  --------------------------------------------

     The Company represents and warrants to the Bank as follows:

     5.1 Corporate Existence. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Michigan.

     5.2 Qualifications. The Company and its Subsidiaries are duly qualified and authorized to do business, and are in good standing as foreign corporations, in each jurisdiction in which the failure to be so qualified or authorized to do business would have a material adverse effect upon the Company's consolidated financial condition, their contracts, their continuing business operations or the validity or enforceability of this Agreement or the Note.

     5.3 Power, Authority, Licenses and Permits. The Company and its Subsidiaries have all requisite corporate power and authority and all necessary licenses and permits to own and operate their properties and to carry on their businesses as now conducted.

     5.4 Financial Statements. The consolidated balance sheet of the Company as of June 30, 1993, and the related consolidated statements of income, of retained earnings and of changes in financial position for the fiscal year then ended, accompanied by audit reports thereon containing opinions without qualification, except as therein noted, of the Company's independent certified public accountants, copies of all of which have been delivered to the Bank, have been prepared by the Company in accordance with generally accepted accounting principles consistently applied and present fairly the consolidated financial position of the Company as of such date and the results of its consolidated operations for such fiscal year.

     5.5 Adverse Changes. Since June 30, 1993, there has been no change in the business, prospects, profits, properties or condition (financial or otherwise) of the Company or its Subsidiaries that individually or in the aggregate has been or is likely to be materially adverse.

     5.6 No Misrepresentations. Neither this Agreement, nor the financial statements referred to in Section 5.4 above, nor any other written statement furnished by the Company to the Bank in connection with the negotiation of the Loans provided for herein, contains any untrue statement of a material fact or omits a material fact necessary to make the statements contained therein or herein not misleading. There is no fact that the Company has not disclosed to the Bank in writing that materially affects adversely, or, to the best of the knowledge of the officers and directors of the Company, in the future is likely to materially affect adversely, the properties, business, prospects, profits or condition (financial or otherwise) of the Company or its ability to perform its obligations under this Agreement.

     5.7 No Litigation Defaults. Except as disclosed on Exhibit C attached hereto, there are no proceedings pending, or to the knowledge of the officers of the Company threatened, before any court, governmental authority or arbitration board or tribunal against or affecting the Company or any of its Subsidiaries, the outcome of which may reasonably be expected to materially adversely affect the financial condition, business, operations or properties of the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries is in default with respect to any order, judgment or decree of any court, governmental authority or arbitration board or tribunal.

     5.8 Corporate Power, Due Authorization, No Conflict and Approvals. The Company has full corporate power to execute, deliver and perform this Agreement and the Note; the execution, delivery and performance of this Agreement and of the Note, have been duly authorized by appropriate corporate action of the Company and will not conflict with or violate the provisions of the articles of incorporation or bylaws of the Company or of any law, rule, judgment, order, agreement or instrument to which the Company is a party or by which it is bound, nor do the same require any approval or consent of any public authority or other third party, and this Agreement and the Note have been duly executed and delivered by, and constitute the valid and binding obligations of the Company, enforceable in accordance with their terms.

     5.9 Taxes. To the best of the knowledge of the Company and its officers and directors, all tax returns required to be filed by the Company and its Subsidiaries in any jurisdiction have been filed, and all taxes, assessments, fees and other governmental charges upon the Company or upon its assets, income or Franchises, which are shown on such returns to be due and payable, have been paid. The Company knows of no proposed additional tax assessment against it or its Subsidiaries.

     5.10 Margin Securities. The Company does not own or intend to carry or purchase any "margin security" within the meaning of Regulation U of the Board of Governors of the Federal Reserve System, 12 C.F.R. Chapter II.

     5.11 Liens. None of the assets of the Company or any of its Subsidiaries is subject to any mortgage, pledge, title retention lien, or other lien, encumbrance or security interest, except (i) for current taxes not delinquent or taxes being contested in good faith and by appropriate proceedings, (ii) for liens arising in the ordinary course of business for sums not due or sums being contested in good faith and by appropriate proceedings and not involving any deposits or advances or borrowed money or the deferred purchase price of property or services, (iii) to the extent shown in the financial statements referred to in Section 5.4 and (iv) as listed on Exhibit D.

     5.12 Subsidiaries. Exhibit E to this Agreement correctly sets forth (i) the state in which the Company and its Subsidiaries, respectively, are incorporated, (ii) the state or states in which the Company and its Subsidiaries conduct their respective businesses and (iii) a list of the stock of each class of each Subsidiary of the Company, showing in each case the number of shares of stock of each class outstanding and the shares of each class owned by the Company and each Subsidiary of the Company. The shares of stock listed on Exhibit E as owned by the Company have been duly issued and are fully paid and nonassessable, and are so owned free and clear of any liens, claims or other encumbrances.

     5.13 Purpose. The proceeds of the Loans will be used by the Company (a) to acquire the stock of The Hirsh Company pursuant to the Stock Purchase Agreement and (b) for general working capital purposes.

     5.14 Compliance. The Company and its Subsidiaries are in material compliance with all statutes and governmental rules and regulations applicable to them, including without limitation, ERISA insofar as such Act applies to them. There is no condition with any Plan which could result in the incurrence by the Company or any of its Subsidiaries of any material liability, fine or penalty.

     5.15 Investment Company Act Representation. The Company is not an "investment company" or a company "controlled" by an "investment company", within the meaning of the Investment Company Act of 1940, as amended.

     5.16 Public Utility Holding Company Act Representation. The Company is not a "holding company", or a "subsidiary company" of a "holding company", or an "affiliate" of a "holding company", within the meaning of the Public Utility Holding Company Act of 1935, as amended.

                ARTICLE VI.  AFFIRMATIVE AND NEGATIVE COVENANTS.
                ------------------------------------------------

     From the date of this Agreement and thereafter until the Termination Date and until the Note and other liabilities of the Company hereunder are paid in full the Company agrees that it will:

     6.1  Financial Statements and Other Information.  Furnish to the Bank:

          (i) within 100 days after each fiscal year of the Company, a copy of the Company's annual audit report prepared on a consolidated basis in conformity with generally accepted accounting principles applied on a basis consistent with that of the preceding fiscal year and certified by an independent certified public accountant who shall be satisfactory to the Bank;

          (ii) within 45 days after each quarter (except the last quarter) of each fiscal year of the Company, a copy of its unaudited financial statement, prepared in the same manner as the audit report referred to in clause (i) hereof and signed by the Company's chief financial officer;

          (iii) together with the financial statements furnished by the Company under preceding clauses (i) and (ii), a certificate of the Company's chief financial officer to the effect that no, Event of Default or Unmatured Event of Default has occurred and is continuing, or, if there is any such event, describing it and the steps, if any, being taken to cure it and containing a computation of, and showing compliance with, each of the financial ratios and restrictions contained in this Section 6;

          (iv) copies of each filing and report made by the Company or any Subsidiary with or to any securities exchange or the Securities and Exchange Commission, and of each communication from the Company or any Subsidiary to shareholders generally, promptly upon the filing or making thereof;

          (v) immediately upon learning of the occurrence of any of the following, written notice thereof, describing the same and the steps being taken by the Company or the Subsidiary affected with respect thereto: (a) the occurrence of an Event of Default or an Unmatured Event of Default or
     (b) the institution of, or any adverse determination in, any litigation, arbitration proceeding or governmental proceeding which is material to the Company and its Subsidiaries on a consolidated basis; and

          (vi) from time to time, such other information as the Bank may reasonably request.

     6.2 Corporate Existence. Maintain and preserve, and cause each Subsidiary to maintain and preserve, its respective corporate existence and all rights, privileges, license, patents, patent rights, copyrights, trademarks, trade names, franchises and other authority to the extent material and necessary for the conduct of its respective business in the ordinary course as conducted from time to time.

     6.3 Access. Permit, and cause each Subsidiary to permit, access by the Bank to the books and records of the Company and each Subsidiary during normal business hours and permit, and cause each Subsidiary to permit, the Bank to make copies of said books and records.

     6.4 Insurance. Maintain, and cause each Subsidiary to maintain, insurance to such extent and against such hazards and liabilities as is commonly maintained by companies similarly situated or as the Bank may reasonably request from time to time.

     6.5 Repair. Maintain, preserve and keep its, and cause each Subsidiary to maintain, preserve and keep their, properties in good repair, working order and condition and from time to time make and cause each Subsidiary to make, all necessary and proper repairs, renewals, replacements, additions and improvements thereto so that at all times the efficiency thereof shall be fully preserved and maintained.

     6.6 Taxes and Liabilities. Pay, and cause each Subsidiary to pay, before the same becomes delinquent all taxes, assessments and other liabilities, except as contested in good faith and by appropriate proceedings.

     6.7  Merger, Acquisitions, Purchase and Sale.  Not:

          (i)    be a party to any merger or consolidation;

          (ii) except in the normal course of its business, sell transfer, convey or lease all or any substantial part of its assets;

     or

          (iii) sell or assign, with or without recourse, any accounts receivable or chattel paper;

          (iv) purchase or otherwise acquire all or substantially all the assets of any person, corporation, or other entity, or any shares of the stock of, or similar interest in, any other corporation or entity, except that the Bank agrees that the Company may (a) merge or consolidate with or acquire another corporation so long as the Company is the surviving entity of any of the foregoing and (b) sell, transfer, convey or lease any of its assets so long as such arrangement does not result in a material adverse change in the business, financial condition or operations of the Company, provided, however, that the foregoing exceptions and consent shall only be applicable if
(x) in the event of any transaction involving ten percent (10%) or more of the Company's assets (determined on a consolidated basis), the Bank shall have given its prior written consent thereto and (y) in all cases, immediately prior to and following that transaction, the Company shall be in compliance with all covenants contained in Article VI hereof and there shall not have occurred an Event of Default or Unmatured Event of Default.

     6.8 Compliance with ERISA. Comply, and cause each Subsidiary to comply, with all statutes and governmental rules and regulations applicable to them, including, without limitation, ERISA insofar as that Act applies to them. Not permit, and not permit any Subsidiary to permit, any condition to exist in connection with any Plan which might constitute grounds for the PBGC to institute proceedings to have such Plan terminated or a trustee appointed to administer that Plan; and not engage in, or permit to exist or occur, or permit any of its Subsidiaries to engage in, or permit to exist or occur, any other condition, event or transaction with respect to any such Plan which could result in the incurrence by the Company or any of its Subsidiaries of any material liability, fine or penalty.

     6.9 Minimum Working Capital. Maintain at all times a consolidated Working Capital of not less than $20,000,000.

     6.10 Minimum Stockholders' Equity. Maintain at all times a consolidated Stockholders' Equity of not less than $62,000,000.

     6.11 Ratio of Liabilities to Stockholders' Equity. Maintain a ratio of total consolidated Liabilities to consolidated Stockholders' Equity that is not greater than 1.25 to 1.0.

     6.12 Intangibles.  Not permit consolidated Intangibles to exceed
$23,000,000.

     6.13 Liens. Not, and not permit any Subsidiary to, create or permit to exist any mortgage, pledge, title retention lien, or other lien, encumbrance or security interest ("Lien") with respect to any assets now owned or hereafter acquired, except for Liens:

          (i) for current taxes not delinquent or taxes being contested in good faith and by appropriate proceedings;

          (ii) arising in the ordinary course of business for sums not due or sums being contested in good faith and by appropriate proceedings and not involving any deposits or advances or borrowed money or the deferred purchase price of property or services;

          (iii)  referred to in Section 5.11; or

          (iv) arising in connection with property acquired after the date hereof and attaching only to the property being acquired, provided, however that except for Liens permitted by paragraphs (i) and (iii) of this Section, no Liens may attach to any of the Company's current assets.

     6.14 Rental Payments. Not make aggregate rental payments on non-capitalized, non cancellable leases with remaining terms in excess of one (1) year in any twelve (12) month period that exceed five percent (5%) of the Company's consolidated Stockholders' Equity determined as of the last day of such period, provided that rental payments made under the following leases shall be excluded in determining whether the Company has complied with this covenant:
(a) Lease, dated August 17, 1993, between The Hirsh Company and American National Bank and Trust Company of Chicago, et al., and (b) Agreement of Lease, dated March 1, 1988, between 160508 Canada, Inc. and Roll-it, Inc.

     6.15 Other Agreements. Not enter into any agreement containing any provision which would be violated or breached by the performance of its obligations hereunder or under any instrument or document delivered hereunder.

     6.16 Use of Proceeds. Not use or permit any Loans hereunder to be used, either directly or indirectly, for any purpose which would violate Regulation G or U of the Board of Governors of the Federal Reserve System, as amended from time to time (and furnish to the Bank, upon its request, a statement of conformity with the requirements of Federal Reserve Form U-1 referred to in Regulation U of the Board of Governors of the Federal Reserve.

     6.17 Notice of Investigations, and Proceedings and Litigation. Notify the Bank in writing within 10 days after receipt whenever the Company receives notice of the commencement of (a) formal proceedings or any investigation by a federal or state environmental agency against the Company or any Subsidiary regarding the compliance by the Company or any Subsidiary with Environmental Laws, or (b) any other material, judicial or administrative proceeding or litigation commenced by or against the Company or any Subsidiary.

     6.18 Dividends. Pay any dividends, other than dividends payable in the capital stock of the Company on any shares of any class of its capital stock during any period when an Event of Default or an Unmatured Event of Default shall exist.

     6.19 Distribution of Assets.  Except for dividends permitted by Section
6.18 hereof, and except for redemptions of the Company not in excess of $100,000 in any fiscal year, purchase, redeem, or otherwise acquire or make other distribution of its assets, by reduction of capital or otherwise, with respect to any shares of any class of its capital stock.

                  ARTICLE VII.  EVENTS OF DEFAULT AND REMEDIES.
                  ---------------------------------------------

     7.1 Events of Default. Each of the following shall constitute an Event of Default under this Agreement:

          (i) Non-Payment. Default, and the continuance thereof for five (5) days, in the payment of principal of, or interest on, the Note when due, or any fee hereunder.

          (ii) Default Under Other Indebtedness. Default in the payment when due (subject to any applicable grace period), whether by acceleration or otherwise, of any other Indebtedness (whether owed to the Bank or any other person or entity) in excess of $50,000 of, or guaranteed by, the Company or any Subsidiary (except any such indebtedness of any Subsidiary to the Company or to any other Subsidiary) or default in the performance or observance of any obligation or condition with respect to such Indebtedness if the effect of such default is to accelerate the maturity of that Indebtedness or to permit the holder or holders thereof, or any trustee or agent for such holders, to immediately cause that Indebtedness to become due and payable prior to its expressed maturity.

          (iii) Insolvency. The Company or any of its Subsidiaries becomes insolvent or generally fails, to pay, or admits in writing its inability to pay, its debts as they mature, or applies for, consents to, or acquiesces in the appointment of a trustee, receiver or other custodian for the Company, such Subsidiary or any property thereof, or, in the absence of such application, consent or acquiescence, a trustee, receiver or other custodian is appointed for the Company, any of its Subsidiaries or for a substantial part of the property of the Company or any of its Subsidiaries and is not discharged within sixty (60) days; or any bankruptcy, reorganization, debt arrangement, or other proceeding under any bankruptcy or insolvency law, or any dissolution or liquidation proceeding is instituted by or against the Company or any of its Subsidiaries and if instituted against the Company or any of its Subsidiaries is consented to or acquiesced in by the Company or such Subsidiary or remains for sixty
     (60) days undismissed; or any warrant of attachment is issued against any substantial portion of the property of the Company or any of its Subsidiaries which is not released within sixty (60) days of service.

          (iv) ERISA. The PBGC applies to a United States District Court for the appointment of a trustee to administer any Plan or for a decree adjudicating that any Plan must be terminated; a trustee is appointed pursuant to ERISA to administer any Plan; any action is taken to terminate any such Plan or any Plan is permitted or caused to be terminated if, at the time such action is taken or such termination of any such Plan occurs, the Plan's "vested liabilities", as defined in Section 3(25) of ERISA, exceed the then value of its assets at the time of such termination.

          (v) Agreements. Default in the performance of any of the Company's agreements herein set forth (and not constituting an Event of Default under any of the preceding subsections of this Section 7.1) and continuance of such default for thirty (30) days after notice thereof to the Company from the Bank, provided that any failure by the Company to comply with its covenants set forth in Sections 6.7, 6.9, 6.10, 6.11, 6.12, 6.13, 6.18 and
     6.19 shall constitute an Event of Default without notice to the Company from the Bank.

          (vi) Warranty. Any warranty made by the Company herein is untrue in any material respect, or any schedule, statement, report, notice, writing or certification furnished by the Company to the Bank is untrue in any material respect on the date as of which the facts set forth are stated or certified.

          (vii) Litigation. Notice is given to the Company by the Bank that, in the good faith opinion of the Bank, any litigation, arbitration proceeding or government proceeding which has been instituted against the Company or any of its Subsidiaries will, to a material extent, adversely affect the consolidated financial condition or continued operation of the Company, and such litigation or proceeding is not dismissed within 30 days after such notice.

     7.2 Remedies. If any Event of Default described in Section 7.1 is continuing, the Bank may declare the Credit to be terminated and the Note to be due and payable, whereupon the Credit shall immediately terminate and the Note shall become immediately due and payable, all without notice of any kind (except that if an event described in Section 7.1(iii) occurs, the Credit shall immediately terminate and the outstanding Note shall become immediately due and payable without declaration or notice of any kind). The Bank shall promptly advise the Company of any declaration, but failure to do so shall not impair the effect of that declaration.

                        ARTICLE VIII.  OTHER PROVISIONS.
                        --------------------------------

     8.1 Delay. No delay on the part of the Bank or the holder of the Note in the exercise of any power or right shall operate as a waiver thereof, nor shall any single or partial exercise of any power or right preclude other or further exercise thereof, or the exercise of any other power or right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

     8.2 Notice. Any notice hereunder to the Company or the Bank shall be in writing and, if mailed, shall be deemed to be given one business day after being sent by registered or certified mail, postage prepaid, and addressed to the Company or the Bank as its address set forth below, or at such other address as the Company or the Bank may, by written notice, designate as its address for purposes of notice hereunder.

          Bank.     Old Kent Bank and Trust Company
                    Corporate Banking Department
                    One Vandenberg Center
                    Grand Rapids, Michigan 49503
                    ATTN: David W. Edwards, Vice President

          Company.  Knape & Vogt Manufacturing Company
                    2700 Oak Industrial Drive, N.E.
                    Grand Rapids, Michigan 49505

                    ATTN: Raymond E. Knape, President

     8.3 Expenses. The Company agrees, whether or not any Loan is made hereunder, to pay the Bank upon demand for all reasonable expenses, including reasonable fees of attorneys for the Bank incurred by the Bank in connection with (i) the preparation, negotiation and execution of this Agreement, the Note and any document required to be furnished in connection therewith, (ii) the negotiation, preparation and signing of waivers of this Agreement or the Note,
(iii) the preparation of any and all amendments to this Agreement or the Note and all other instruments or documents provided for herein or delivered or to be delivered hereunder or in connection herewith, and (iv) the enforcement of the Company's obligations hereunder or under the Note. The Company also agrees (v) to indemnify and hold the Bank harmless from any loss or expense that may arise or be created by the acceptance of telephonic or other instructions for making Loans and (vi) to pay, and save the Bank harmless from all liability for, any stamp or other taxes which may be payable with respect to the execution or delivery of this Agreement or the issuance of the Note or of any other instruments or documents provided for herein or to be delivered hereunder or in connection herewith. The Company's foregoing obligations shall survive any termination of this Agreement.

     8.4 Law. This Agreement and the Revolving Note shall be governed by and construed in accordance with the laws of the State of Michigan, without regard to principles of conflicts of law.

     8.5 Successors. This Agreement shall be binding upon the Company and the Bank and their respective successor and assigns, and shall inure to the benefit of the Company and the Bank and the successors and assigns of the Bank. The Company shall not assign its rights or delegate its duties hereunder without the consent of the Bank.

     8.6 Usury. Notwithstanding any provisions of this Agreement or the Revolving Note, in no event shall the amount of interest paid or agreed to be paid to the Bank exceed an amount computed as the highest rate of interest permissible under applicable law. If, from any circumstances whatsoever, fulfillment of any provisions of this Agreement or the Revolving Note at the time performance of such provision shall be due, shall involve exceeding the interest rate limitation validly prescribed by law which a count of competent jurisdiction may deem applicable hereto, then ipso facto, the obligations to be fulfilled shall be reduced to an amount computed at the highest rate of interest permissible under applicable law, and if for any reason whatsoever the Bank shall ever receive as interest an amount that would be deemed unlawful under applicable law, that interest shall be automatically applied to the payment of principal of the Loan outstanding hereunder (whether or not then due and payable) and not to the payment of interest, or shall be refunded to the Company if such principal has been paid in full.

     8.7 Amendments, Etc. This Agreement and any term or provision hereof may be amended, waived or terminated by an instrument in writing by the party against which it is to be enforced, unless that instrument by its terms calls for the execution by both parties, in which event such instrument must be signed by both the Company and the Bank. Any such amendment, waiver or termination shall be effective only in the specific instance and for the specific purpose for which given.

     8.8 Headings. The headings of the various subdivisions hereof are for the convenience of reference only and shall in no way modify any of the terms or provisions hereof.

     8.9 Integration and Severability. This Agreement embodies the entire agreement and understanding between the Company and the Bank and supersedes all prior agreements and understandings relating to the subject matter hereof. In case any one or more of the obligations of the Company under this Agreement or the Note shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining obligations of the Company shall not in any way be affected or impaired thereby, and any invalidity, illegality or unenforceability in one jurisdiction shall not affect the validity, legality or enforceability of the obligations of the Company under this Agreement or the Note in any other jurisdiction.

     8.10 Independence of Covenants. All covenants contained herein shall be given independent effect so that if a particular action or condition is not permitted by any of those covenants, the fact that it would be permitted by an exception to, or be otherwise within the limitation of, another covenant shall not avoid the occurrence of an Event of Default if that action is taken or condition exists.

     8.11 Rights Cumulative and Waivers. Each and every right granted to the Bank hereunder or under any other document delivered hereunder, or in connection herewith, or allowed it by law or equity, shall be cumulative and may be exercised from time to time. No failure on the part of the Bank to exercise, and no delay in exercising, any right shall operate as a waiver thereof or as a waiver of any other right.

     8.12 Relationship of Company and Bank. The relationship between the Company and the Bank is solely that of borrower and lender. The Bank has no fiduciary responsibilities to the Company. The Bank does not undertake any responsibility to the Company to review or inform the Company of any matter in connection with any phase of the Company's business or operations. The Company shall rely entirely upon its own judgment with respect to its business, and any review, inspection, supervision, or information supplied to the Company by the Bank is for the protection of the Bank and neither the Company nor any third party is entitled to rely thereon.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date stated above in the first paragraph of this Agreement.

                                       KNAPE & VOGT MANUFACTURING COMPANY


                                       By  /s/ Raymond E. Knape
                                           -------------------------------------
                                           Raymond E. Knape, President

                                       OLD KENT BANK AND TRUST COMPANY


                                       By  /s/ David W. Edwards
                                           -------------------------------------
                                           David W. Edwards, Vice President

                                   EXHIBIT A
                                   ---------

                                REVOLVING NOTE
                                --------------

$43,500,000                                               Grand Rapids, Michigan
                                                               November 29, 1993

     FOR VALUE RECEIVED, the undersigned, KNAPE & VOGT MANUFACTURING COMPANY, a Michigan corporation (the "Company"), hereby promises to pay to the order of OLD KENT BANK AND TRUST COMPANY, a Michigan banking corporation (the "Bank"), in lawful currency of the United States of America and in immediately available funds, on December 1, 1995, the principal sum of Forty-three Million Five Hundred Thousand Dollars ($43,500,000), or, if less, the aggregate unpaid principal amount of Revolving Loans made by the Bank to the Company pursuant to the Loan Agreement described below, and to pay interest on the unpaid principal balance hereof from time to time outstanding, in like money and funds, for the period from the date hereof until those Revolving Loans shall be paid in full, at the rates per annum. and on the dates provided in the Loan Agreement referred to below.

     The Bank is hereby authorized by the Company to note on the schedule attached to this Revolving Note or on its books and records the date and amount of each Revolving Loan, the applicable interest rate and type and the duration of the related Interest Period (if applicable), the amount of each payment or prepayment of principal thereon, and the other information provided for on that schedule, which schedule or such books and records, as the case may be, shall constitute prima facie evidence of the information so noted, provided that any failure by the Bank to make any that notation shall not relieve the Company of its obligation to repay the outstanding principal amount of this Revolving Note, all accrued interest hereon and any amount payable with respect hereto in accordance with the terms of this Revolving Note and the Loan Agreement.

     The Company and each endorser or guarantor hereof waives demand, presentment, protest, diligence, notice of dishonor and any other formality in connection with this Revolving Note.

     This Revolving Note evidences one or more Revolving Loans made under a Loan Agreement, dated as of November 29, 1993, (the "Loan Agreement"), between the Company and the Bank, to which reference is hereby made for a statement of the circumstances under which this Revolving Note is subject to prepayment and under which its due day may be accelerated. Capitalized terms used but not defined in this Revolving Note shall have the respective meanings assigned to them in the Loan Agreement.

                                          KNAPE & VOGT MANUFACTURING COMPANY



                                          By
                                             -----------------------------------
                                             Raymond E. Knape, President

                                          Accepted by:

                                          OLD KENT BANK AND TRUST COMPANY


                                          By
                                             -----------------------------------
                                             David W. Edwards, Vice President

                          SCHEDULE TO REVOLVING NOTE
                        DATED NOVEMBER 29,1993, MADE BY
                      KNAPE & VOGT MANUFACTURING COMPANY
                                  IN FAVOR OF
                        OLD KENT BANK AND TRUST COMPANY

                                           Principal
Date Loan    Principal  Type   Interest   Amount Paid,   Principal
  Made or    Amount of   of   Period (if   Prepaid or     Balance    Notation
Converted      Loan     Loan  applicable)  Converted    Outstanding  Made by
-----------  ---------  ----  ----------- ------------  -----------  ---------







                                   EXHIBIT B
                                   ---------

                        FORM OF COMPANY COUNSEL OPINION
                        -------------------------------

                               November 29, 1993

Old Kent Bank and Trust Company
One Vandenberg Center
Grand Rapids, Michigan 49503

Ladies and Gentlemen:

     We have acted as counsel to Knape & Vogt Manufacturing Company, a Michigan corporation (the "Company") in connection with the Loan Agreement dated as of November 29, 1993 (the "Loan Agreement"), entered into between the Company and Old Kent Bank and Trust Company (the "Bank"). Except as otherwise indicated in this Opinion Letter, capitalized terms are defined as set forth in the Loan Agreement or the Accord (see below).

     This Opinion Letter is governed by, and shall be interpreted in accordance with, the Legal Opinion Accord (the "Accord") of the ABA Section of Business Law
(1991). Accordingly, it is subject to a number of qualifications, exceptions, definitions, limitations on coverage and other limitations, all as more particularly described in the Accord. The law covered by the opinions expressed in this Opinion Letter is limited to the federal law of the United States and the law of the state of Michigan.

     For purposes of this Opinion Letter, we have examined copies of the Loan Agreement and the Revolving Note dated November 29, 1993 (the "Revolving Note") made by the Company in favor of the Bank in the principal amount of $43,500,000. The Loan Agreement and the Revolving Note are hereinafter together referred to as the "Loan Documents".

     Based upon and subject to the foregoing, we are of the opinion that:

     1. The Company is a corporation duly organized, validly existing and in good standing under the laws of the state of Michigan, has the requisite corporate power and authority to carry on its business as presently conducted, and to own and operate its properties and to enter into and perform its obligations under the Loan Documents, and is duly qualified to transact business in all other jurisdictions where, because of the nature of its activities or properties, such qualification is required.

     2. Each of the Affiliates (as hereinafter defined) is a corporation duly organized, validly existing and in good standing under the laws of the state of Michigan, and is duly qualified to transact business in all other jurisdictions where, because of the nature of its respective activities or properties, such qualification is required. As used herein, "Affiliates" means Modar, Inc., a Michigan corporation, and Feeny Manufacturing Company, a Michigan corporation.

     3.   The Loan Documents are enforceable against the Company.

     4. The execution, delivery and performance by the Company of the Loan Documents do not (i) violate the articles of incorporation or bylaws of the Company, or (ii) result in any breach of any of the obligations of, or constitute a default under, the provisions of any written agreement or other written instrument relating to the borrowing of money to which the Company is a party, or by which it may be bound, or (iii) violate applicable provisions of statutory law or regulation.

     5. No consent or approval of any governmental body, federal or state of Michigan, or of any non-governmental person (including, without limitation, any creditor or stockholder of the Company or any of the Affiliates) is necessary for the execution, delivery and performance by the Company of the Loan Documents; provided, however, no opinion is expressed with respect to the effect of your compliance with any laws or regulations applicable to the transaction on account of the nature of your business, or facts relating specifically to you, or as to the effect of any such non-compliance on the opinions set forth above.

     6. The Company does not, in its ordinary course of business, extend or maintain credit for the purpose, whether immediate, incidental or ultimate, of buying or carrying margin stock (within the meaning of Regulation U of the Board of Governors of the Federal Reserve System) and, based on the representations of the Company in the Loan Documents, no part of the proceeds of the Loan Documents will be used for the purpose, whether immediate, incidental or ultimate, of buying or carrying any such margin stock or maintaining or extending credit to others for such purpose.

     We hereby confirm to you that, except as set forth in Exhibit C to the Loan Agreement, there are not actions or proceedings against the Company pending, or overtly threatened in writing, before any court, governmental agency or arbitrator which, if adversely determined, could have a materially adverse effect on the Company's financial condition or business or on the Company's ability to perform or otherwise comply with its obligations set forth in the Loan Documents.

                               Very truly yours,

                     VARNUM, RIDDERING, SCHMIDT & HOWLETT


                               Jeffrey L. Schad

                                   EXHIBIT C
                                   ---------

                       DESCRIPTION OF PENDING LITIGATION
                       ---------------------------------

     Kessler vs. Knape & Vogt Mfg, Co., et. al., U.S. District Court (S.D. Florida), Case No. 93-2174, relates to claimed infringement of Kessler Patent (U.S. Patent No.: 4,315,661) on a "Euro-slide" mechanism. Answer is due on December 10, 1993. Significant prior art has been uncovered which appears to support a defense of patent invalidity.

     Edward Frabizio, vs. Tomisite Systems Corp., et. al., Supreme Court of the State of New York, Case No.: 92-17657, relates to a personal injury case (injury to foot) resulting from a lateral file cabinet failure. Knape & Vogt was made a third party defendant by the cabinet manufacturer, Fillip Metal Cabinet Company. Plaintiff's demand is for $3 million with respect to first party defendants, Globe Desk Company and Fillip Metal Cabinet Company. Knape & Vogt has filed an answer and affirmative defenses. The Home Insurance Company has undertaken to defend for its insured, Knape & Vogt. See related case, Baer Supply vs. Fillip Metal, below.

     Baer Supply Company vs. Fillip Metal Cabinet Company, Circuit Court (Illinois 19th Judicial District), Case No.: 92 L 191, relates to a commercial contract claim asserted by Baer Supply as against Fillip Metal for nonpayment of open account. Fillip Metal counterclaimed against Baer and by third party complaint against Knape & Vogt alleging breach of express and/or implied warranties for drawer slide products. Knape & Vogt moved for and obtained summary judgment on the grounds of lack of privity and lack of warranty. Fillip Metal has appealed and all parties have filed briefs. Appellate decision will likely issue in 18 to 24 months.

     Rev-A-Shelf Inc., vs. Knape & Vogt Mfg. Co., U.S. District Court (W.D. Kentucky), Case No.: 92-0168-L (CS), relates to a declaratory judgment action brought by Rev-A-Shelf in order to determine whether their product infringes a patent licensed to Knape & Vogt. This matter has been in a settlement mode since the deposition of Rev-A-Shelf's key witness. It is anticipated that Rev-A-Shelf will cease its infringing activities and will enter into a consent order.

     Knape & Vogt Mfg. Co. vs. Advertising Technologies, Inc., U.S. District Court (W.D. Michigan), Case No.: 1:93 cv 866, relates to a breach of contract claim for a failure on the part of Adtech to provide advertising audit services. Damages are approximately $59,000. Counsel for Adtech has indicated he will propose a stipulated judgment.

     Knape & Vogt Mfg. Co. vs. Accuride International, Inc., U.S. District Court (W.D. Michigan), Case No.: 1:93 cv 959, relates to a claim by Knape & Vogt regarding deceptive trade practices on the part of a competing drawer slide manufacturer. A consent order enjoining the practices has entered with costs and fees to Knape & Vogt. The court retains jurisdiction for the purpose of monitoring the terms of the consent order for the next two months.

     In Re PNP Holdings Corporation (Pay'n Pak Stores, Inc.), U.S. Bankruptcy Court (W.D. Washington), Case No.: 91-06976/91-06977, Adversary No.: A93-07175,
relates to a preference claim asserted by debtor PNP against Knape & Vogt. The claim totals approximately $341,000 although substantial set-offs (subsequent new value, tort claims, etc.) have been raised by Knape &

Vogt. Exposure in this matter is believed to be less than $160,000. This case is likely to be set for trial in March of 1994.

     Knape & Vogt Mfg. Co. vs. Venture Horizon Corporation, State Court California, relates to a collection action to recover approximately $23,000 in accounts receivable. A verbal agreement to compromise this for approximately $13,000 in view of claimed set-offs has been reached.

     Northeast Gravel is a state (Michigan) waste site that is currently the focus of a voluntary remedial investigation. Knape & Vogt has been noticed as a potentially responsible party. Although it is far too early to forecast exposure potential, it is clear that Knape & Vogt's respective share will be quite small.

     U.S. E.P.A. vs. Butterworth Landfill relates to a Superfund action brought by the U.S. E.P.A. Currently the six major PRP's are working on a remedial design work plan. Knape & Vogt has been noticed as a de minimis PRP. Potential exposure is unknown. We have had some insurance reimbursement in this case for defense costs.

     U.S. E.P.A. vs. Conservation Chemical Company, relates to a Superfund action in Gary, Indiana involving a landfill. Knape & Vogt has been noticed as a de minimis PRP and has participated in a de minimis PRP group. Exposure so far has been limited to approximately $750,00. This site has a very large number of PRP's and it is expected that Knape & Vogt's liability, if any, will be modest.

     U.S. E.P.A. vs. Lakeland Disposal, relates to an Indiana landfill currently the subject of a Superfund action. Knape & Vogt has been noticed as a PRP although no evidence has been produced to link Knape & Vogt to the site. The U.S. E.P.A. is considering our arguments for removal from the PRP list.

     U.S. E.P.A. vs. State Disposal, relates to a landfill in Grand Rapids Township. Knape & Vogt received a Section 104(e) request from the U.S. E.P.A. in 1990, and no further agency action has been undertaken since that time.

     U.S. E.P.A. vs. Muncie Race Track, relates to a landfill in Muncie, Indiana currently the subject of Superfund action. Knape & Vogt's subsidiary, Feeny Mfg., was served with a Section 104(e) request from the U.S. E.P.A. A freedom of information request indicates that Feeny contributed general trash only to this site.

     Lucille Davis vs. Knape & Vogt, Workers' Compensation Appeals Board (California), Case No.: BGN 0129163, relates to a workers' compensation claim filed by a former employee of the Knape & Vogt Western Division. A settlement offer of $17,000 has reportedly been accepted by the claimant.

     In Re National Transport Services, Inc., U.S. Bankruptcy Court, (W.D. Arkansas), Case No.: 90-1204M, Adversary No.: 92-7595, relates to a rate undercharge claim by the Trustee against Modar, Inc. Case is being settled for $1,000.

     Knape & Vogt Mfg. Co. vs. Huls America, et. al., Kent County Circuit Court (Michigan), Case No.: 92-77171-NZ, relates to claims of breach of warranty, negligence and misrepresentation against defendants roof installer and manufacturer of roof membrane. Damages are believed to be in excess of $500,000. Trial is currently anticipated in the summer of 1994.

     Helen Brown, is a workers' compensation claim that has been paid voluntarily. Currently, the claimant is seeking to redeem her claim and terminate her employment with the company. Estimated settlement value of this case lies in the range of $25,000 to $60,000.

     Therese Foley vs. Knape & Vogt Mfg. Co., Bureau of Worker's Disability Compensation, (Michigan), relates to a claim of work related injury. This claim has been compromised and a redemption of $50,000 has been scheduled.

     Dorothy Johnson vs. Knape & Vogt Mfg. Co., Michigan Department of Civil Rights, Case No. - 124654-EMD, 23A926519R, relates to a claim of race/gender discrimination. The Company feels strongly that there is no basis for the claim. Estimated exposure presuming a finding in favor of the claimant would he in the range of $15,000 to $50,000.

     Diane L. Marr vs. Knape & Vogt Mfg. Co., Michigan Department of Civil Rights, Case No. 117813-EM20, relates to a claim of discrimination on the basis of a disability. Claimant had pursued and received a workers' compensation award for a shoulder pain that turned out to result from a torn rotator cuff. Claimant brought a concurrent claim with the MDCR owing to her belief that she was eligible for a return to work and, also, that she could be accommodated. Her initial claim was denied by MDCR and she has petitioned for a redetermination. The Company vigorously contests this claim and perceives no merit in it.

     Donald Teets vs. Knape & Vogt Mfg. Co., Bureau of Workers' Disability Compensation, (Michigan), relates to a claim of work related injury that has been handled on a voluntary basis. The last petition in this matter related to the establishment of a new date of injury. Claimant has affected a return to work under light duty status. The Bureau retains jurisdiction.

                                   EXHIBIT D

                            LIST OF EXISTING LIENS
                            ----------------------

Blanket filing by Irwin J. Ferdinand, as nominee and agent of the Landlords under the Skokie Lease dated August 20, 1990

                                   EXHIBIT E

                          SUBSIDIARIES OF THE COMPANY
                          ---------------------------

                                    State in Which    Stock of       Stock Owned
                       State of       Business is     Each Class       by the
Company              Incorporation    Conducted       Outstanding      Company
-------              -------------    ---------       -----------      -------
Knape & Vogt         Michigan         Michigan,       Common              None
Manufacturing Co.                     California      2,919,845 shares

                                                      Class B Common -
                                                      2,402,784 shares


Modar, Inc.          Michigan         Michigan        Common -            100%
                                                      8,581 shares


Feeny                Michigan         Michigan,       Common -            100%
Manufacturing Co.                     Indiana         1,000 shares


Knape & Vogt         Ontario,         Quebec,         Common -            100%
Canada Inc.          Canada           Ontario         100,000 shares

                                                      Preferred -
                                                      5,589,565 shares

               CERTIFICATE OF KNAPE & VOGT MANUFACTURING COMPANY

     The undersigned, Raymond E. Knape, President and Chief Executive officer of Knape & Vogt Manufacturing Company, a Michigan corporation (the "Company"), hereby certifies that:

     1. Except for the terms of that certain Loan Agreement between the Company and Metropolitan Life Insurance Company, dated March 16, 1988, and the terms of that certain Loan Agreement between the Company and Old Kent Bank & Trust Company of even date herewith, the Company is not a party to any other agreement pursuant to which the Company has borrowed funds from a bank or other lending source.

     2. The execution, delivery and performance by the Company of the Loan Agreement by and among the Company and Old Kent Bank & Trust Company will not contravene any contract or undertaking entered into by Company.

     3. Based in part upon an examination of the business and operation of the Company and its subsidiaries, Modar, Inc., a Michigan corporation, and Feeny Manufacturing Company, a Michigan corporation:

     A. The Company does business solely in the states of California and Michigan. The Company does not transact business in any other state.

     B. Modar, Inc. does business solely in the state of Michigan. Modar, Inc. does not transact business in any other state.

     C. Feeny Manufacturing Corporation does business solely in the states of Michigan and Indiana. Feeny Manufacturing Company does not transact business in any other state.

Dated: November 29, 1993           KNAPE & VOGT MANUFACTURING COMPANY

                                   By: /s/ Raymond E. Knape
                                      -------------------------------
                                      Raymond E. Knape
                                      Its President and CEO

                       FIRST AMENDMENT TO LOAN AGREEMENT

     THIS FIRST AMENDMENT TO LOAN AGREEMENT (the "Amendment"), is made as of February 16, 1995, by and between KNAPE & VOGT MANUFACTURING COMPANY, a Michigan corporation (the "Company") and OLD KENT BANK (formerly Old Kent Bank and Trust Company), a Michigan banking corporation (the "Bank").

                                   RECITALS:
                                   --------

     A. On November 29, 1993, Company and Bank signed a Loan Agreement (the "Loan Agreement"), providing for Bank to extend to Company a revolving bank credit of up to $43,500,000;

     B. Company and Bank wish to amend the Loan Agreement on the terms and conditions set forth in this Amendment.

     NOW, THEREFORE, THE PARTIES AGREE AS FOLLOWS:

     1. Restatement of Warranties and Representations. Company hereby confirms to Bank that the warranties and representations set forth in the Loan Agreement were true, accurate and complete when made and remain true, accurate and complete as of the date of this Amendment.

     2. No Events of Default; Compliance with Covenants. Company hereby confirms and acknowledges to Bank that no event of default has occurred under the Loan Agreement as of the date of this Amendment, and that as of the date of this Amendment, Company has complied with all of the affirmative and negative covenants set forth in the Loan Agreement.

     3. Amendments Concerning Definitions Under the Loan Agreement. The following definitions set forth in Section 1.1 of the Loan Agreement are hereby amended in their entirety to read as follows:

          "Adjusted Federal Funds Rate" means fifty-five one-hundredths of one percent (.55%) above the Federal Funds Rate in effect from time to time.

          "Eurodollar Rate" means, with respect to any Eurodollar Loan and the related Eurodollar Interest Period, the per annum rate that is equal to the sum of:

          (a) fifty one-hundredths of one percent (.50%) per annum, plus

          (b) the rate obtained by dividing (1) the per annum rate of interest at which deposits in Dollars for that Eurodollar Interest Period and in an aggregate amount comparable to the amount of such Eurodollar Loan are offered to the Bank by other prime banks in the London interbank market, selected in the Bank's discretion, at approximately 11:00 a.m. London time, as the case may be, on the second Banking Day prior to the first day of that Eurodollar Interest Period, by (ii) a percentage equal to 100 percent minus the percentage, if any, that is specified on the first day of that Eurodollar Interest Period by the Board of Governors of the Federal Reserve System (or any successor agency) (including, without limitation, any marginal, emergency, supplemental, special or other reserves) for determining the reserve requirements with respect to eurocurrency funding (currently referred to as "eurocurrency liabilities" in Regulation D of that Board maintained by a member bank of that System, and for purposes hereof, any Eurodollar Loan shall be considered to be "eurocurrency liabilities" as defined in Regulation D) to be maintained by member banks of such System;

all as conclusively determined by the Bank, that sum to be rounded up, if necessary, to the nearest whole multiple of one one-hundredth of one percent (1/100 of 1%), and that Eurodollar Rate to be adjusted as and when any change occurs in the reserve requirements referred to in subparagraph (b) above.

          "Termination Date" means the earlier to occur of (a) November 1, 1996 and (b) the date on which the Credit shall be terminated pursuant to Sections
2.5 or 7.

     4.   Amendments Concerning Article 11 of the Loan Agreement.

          (a) Section 2.1 of the Loan Agreement is hereby amended to replace the number $43,500,000 with the number $47,500,000 so that the maximum amount of Revolving Loans that Company may borrow from Bank under the Loan Agreement is increased from $43,500,000 to $47,500,000.

          (b) To evidence the increase in the maximum amount of the Revolving Loans from $43,500,000 to $47,500,000, Company shall execute and deliver to Bank a Revolving Note in the form attached hereto as Exhibit A which will replace in its entirety the Revolving Note previously executed and delivered to Bank on November 29, 1993.

          (c)  The following Section 2.9 is hereby added to the Loan Agreement:

          2.9   Commitment Fee.   As long as Bank is obligated to extend
     Revolving Loans to Company, Company shall pay to Bank a revolving line of credit facility fee on the daily average unused amount of the maximum $47,500,000 commitment of Bank to extend Revolving Loans at a rate equal to one-eighth of one percent (1/8%) per year, computed on the basis of a 360 day year for the actual number of days elapsed. These accrued revolving line of credit facility fees shall be paid quarterly in arrears on the first day of each May, August, November and February, commencing May 1, 1995.

     5. Other Provisions Not Effected. Except as hereby amended, no other provisions of the Loan Agreement shall be amended and all provisions of the Loan Agreement shall hereafter remain in full and effect.

     IN WITNESS WHEREOF, the parties have signed and delivered this Amendment on the date first written above.

                              KNAPE & VOGT MANUFACTURING COMPANY

                              By: /s/ Raymond E. Knape
                                  --------------------------------
                                  Raymond E. Knape, Chairman

                              OLD KENT BANK

                              By: /s/ David W. Edwards
                                  --------------------------------
                                  David W. Edwards, Vice President

                                   EXHIBIT A
                                   ---------

                                REVOLVING NOTE
                                --------------

$47,500,000                                               Grand Rapids, Michigan
                                                                February 6, 1995


     FOR VALUE RECEIVED, the undersigned, KNAPE & VOGT MANUFACTURING COMPANY, a Michigan corporation (the "Company"), hereby promises to pay to the order of OLD KENT BANK, a Michigan banking corporation (the "Bank"), in lawful currency of the United States of America and in immediately available funds, on November 1, 1996, the principal sum of Forty-seven Million Five Hundred Thousand Dollars ($47,500,000), or, if less, the aggregate unpaid principal amount of Revolving Loans made by the Bank to the Company pursuant to the Loan Agreement described below; and to pay interest on the unpaid principal balance hereof from time to time outstanding, in like money and funds, for the period from the date hereof until those Revolving Loans shall be paid in full, at the rates per annum and on the dates provided in the Loan Agreement referred to below.

     The Bank is hereby authorized by the Company to note on the schedule attached to this Revolving Note or on its books and records the date and amount of each Revolving Loan, the applicable interest rate and type and the duration of the related Interest Period (if applicable), the amount of each payment or prepayment of principal thereon, and the other information provided for on that schedule, which schedule or such books and records, as the case may be, shall constitute prima facie evidence of the information so noted, provided that any failure by the Bank to make any that notation shall not relieve the Company of its obligation to repay the outstanding principal amount of this Revolving Note, all accrued interest hereon and any amount payable with respect hereto in accordance with the terms of this Revolving Note and the Loan Agreement.

     The Company and each endorser or guarantor hereof waives demand, presentment, protest, diligence, notice of dishonor and any other formality in connection with this Revolving Note.

     This Revolving Note evidences one or more Revolving Loans made under a Loan Agreement, dated as of November 29, 1993, and amended on February 16, 1995 (collectively, the "Loan Agreement"), between the Company and the Bank, to which reference is hereby made for a statement of the circumstances under which this Revolving Note is subject to prepayment and under which its due day may be accelerated. Capitalized terms used but not defined in this Revolving Note shall have the respective meanings assigned to them in the Loan Agreement.

                                       KNAPE & VOGT MANUFACTURING COMPANY


                                       By: /s/ Raymond E. Knape
                                           ------------------------------
                                           Raymond E. Knape, Chairman

                                       Accepted by:

                                       OLD KENT BANK


                                       By: /s/ David W. Edwards
                                          ---------------------------------
                                           David W. Edwards, Vice President

                          SCHEDULE TO REVOLVING NOTE
                       DATED FEBRUARY 16, 1995, MADE BY
                      KNAPE & VOGT MANUFACTURING COMPANY
                                  IN FAVOR OF
                                 OLD KENT BANK


                                           Principal
Date Loan    Principal  Type  Interest     Amount Paid,  Principal
  Made or    Amount of  of    Period (if   Prepaid or    Balance      Notation
Converted         Loan  Loan  applicable)  Converted     Outstanding  Made by
-----------  ---------  ----  ----------   ------------  -----------  --------

                      SECOND AMENDMENT TO LOAN AGREEMENT

     THIS SECOND AMENDMENT TO LOAN AGREEMENT (the "Amendment"), made as of June 28, 1996, by and between KNAPE & VOGT MANUFACTURING COMPANY, a Michigan corporation (the "Company") and OLD KENT BANK (formerly Old Kent Bank and Trust Company), a Michigan banking corporation, of Grand Rapids, Michigan (the "Bank"):

                                   RECITALS:
                                   --------

     A. Company and Bank have signed a Loan Agreement, dated as of November 29, 1993, and a First Amendment to Loan Agreement, dated as of February 16, 1995 (the Loan Agreement and the First Amendment to Loan Agreement are collectively the "Loan Agreement"), providing for Bank to extend to Company a revolving bank credit of up to $47,500,000;

     B. Company and Bank wish to amend the Loan Agreement on the terms and conditions set forth in this Amendment.

                 NOW, THEREFORE, THE PARTIES AGREE AS FOLLOWS:

     1. Restatement of Warranties and Representations. Company hereby confirms to Bank that the warranties and representations set forth in the Loan Agreement were true, accurate and complete when made and remain true, accurate and complete as of the date of this Amendment.

     2. No Events of Default; Compliance with Covenants. Company hereby confirms and acknowledges to Bank that no event of default has occurred under the Loan Agreement as of the date of this Amendment, and that as of the date of this Amendment, Company has complied with all of the affirmative and negative covenants set forth in the Loan Agreement.

     3.   Amendments Concerning Definitions Under the Loan Agreement.

          (A) The following definitions set forth in Section 1. 1 of the Loan Agreement are hereby amended in their entirety to read as follows:

               "Adjusted Federal Funds Rate" means the Federal Funds Rate in effect from time to time, plus the Applicable Margin.

               "Eurodollar Rate" means, with respect to any Eurodollar Loan and the related Eurodollar Interest Period, the per annum rate that is equal to the sum of

               (a)  the Applicable Margin, plus

               (b) the rate obtained by dividing (i) the per annum rate of interest at which deposits in Dollars for that Eurodollar Interest Period and in an aggregate amount comparable to the amount of such Eurodollar Loans are offered to the Bank by other prime banks in the London interbank market, selected in the Bank's discretion, at approximately 11:00 a.m. London time, as the case May be, on the second Banking Day prior to the first day of that Eurodollar Interest Period by (ii) a percentage equal to 100 percent minus the percentage, if any, that is specified on the first day of that Eurodollar Interest Period by the Board of Governors of the Federal Reserve System

          (or any successor agency) (including, without limitation, any marginal, emergency, supplemental, special or other reserves) for determining the reserve requirements with respect to eurocurrency funding (currently referred to as "eurocurrency liabilities" in Regulation D of that Board maintained by a member bank of that System, and for purposes hereof, any Eurodollar Loan shall be considered to be "eurocurrency liabilities" as defined in Regulation D) to be maintained by member banks of such System;

               "Termination Date" means the earlier to occur of (a) November 1, 1997 and (b) the date on which the Credit shall be terminated pursuant to Sections 2.5 or 7.

          (B)  The following definitions are hereby added to the Loan Agreement:

               "Applicable Margin" shall mean the following margin based upon the Interest Coverage Ratio as adjusted on the first day of each fiscal quarter of the Company based upon such ratio for the four fiscal quarters immediately preceding the fiscal quarter most recently ended; provided, that, the Eurodollar Rate shall not be adjusted pursuant to the Applicable Margin for any outstanding Eurodollar Loan until after the end of the Eurodollar Interest Period for such Eurodollar Loan:

                                                APPLICABLE MARGIN
                                                -----------------
                                   Eurodollar         Federal       Commitment
     Interest Coverage Ratio         Loans          Funds Loans        Fee
                                   ----------       -----------     ----------

(a)  Greater than 15.0 to 1.0           .25%            .40%            .10%

(b)  Greater than or equal to           .30%            .40%           .125%
     10.0 to 1.0 but less than
     Or equal to 15.0 to 1.0

(c)  Greater than or equal to           .35%            .45%           .125%
     4.0 to 1.0 but less than
     10.0 to 1.0

(d)  Less than 4.0 to 1.0               .40%            .50%            .15%

          "EBIT" shall mean, for any period, the earnings of the Company for such period before interest, extraordinary items consented to by the Bank in writing, and taxes, all as determined in accordance with GAAP.

          Interest Coverage Ratio" shall mean, as of the end of any fiscal quarter, the ratio of (a) EBIT for the four fiscal quarters then ending to
     (b) all interest paid or payable by Company on Indebtedness, all as determined in accordance with GAAP.

     4.   Amendments Concerning Article II of the Loan Agreement.

          (A) Execution of New Revolving Note. To reflect the change in the definition of the Termination Date, Company shall execute and deliver to Bank a Revolving Note in the form attached hereto as Exhibit A which will replace, in its entirety, the Revolving Note previously executed and delivered to Bank on February 16, 1995.

          (B) Commitment Fee. Section 2.9 of the Loan Agreement is hereby amended in its entirety as follows:

          As long as Bank is obligated to extend Revolving Loans to Company, Company shall pay to Bank a revolving line of credit facility fee on the daily average unused amount of the maximum $47,500,000 commitment of Bank to extend Revolving Loans at a rate equal to the Applicable Margin computed on the basis of a 360 day year for the actual number of days elapsed. These accrued revolving line of credit facility fees shall be paid quarterly in arrears on the first day of each May, August, November and February, commencing August 1, 1996.

     5. Other Provisions Not Effected. Except as hereby amended, no other provisions of the Loan Agreement shall be amended and all provisions of the Loan Agreement shall hereafter remain in full force and effect.

     IN WITNESS WHEREOF, the parties have signed and delivered this Amendment on the date first written above.

                         KNAPE & VOGT MANUFACTURING COMPANY


                         By:     /s/ Richard C. Simkins
                            -------------------------------------
                                     Richard C. Simkins

                         Its:      Executive Vice President
                             ------------------------------------

                         OLD KENT BANK

                         By:     /s/ Peter T. Campbell
                            -------------------------------------
                                Peter T. Campbell, Vice President

                                   EXHIBIT A
                                   ---------

                                 REVOLVING NOTE
                                 --------------

$47,500,000                                              Grand Rapids, Michigan
                                                                  June 28, 1996


     FOR VALUE RECEIVED, the undersigned, KNAPE & VOGT MANUFACTURING COMPANY, a Michigan corporation (the "Company"), hereby promises to pay to the order of OLD KENT BANK, a Michigan banking corporation (the "Bank"), in lawful currency of the United States of America and in immediately available funds, on November 1, 1997, the principal sum of Forty-seven Million Five Hundred Thousand Dollars ($47,500,000), or, if less, the aggregate unpaid principal amount of Revolving Loans made by the Bank to the Company pursuant to the Loan Agreement described below; and to pay interest on the unpaid principal balance hereof from time to time outstanding, in like money and funds, for the period from the date hereof until those Revolving Loans shall be paid in full, at the rates per annum and on the dates provided in the Loan Agreement referred to below.

     The Bank is hereby authorized by the Company to note on the schedule attached to this Revolving Note or on its books and records the date and amount of each Revolving Loan, the applicable interest rate and type and the duration of the related Interest Period (if applicable), the amount of each payment or prepayment of principal thereon, and the other information provided for on that schedule, which schedule or such books and records, as the case may be, shall constitute prima facie evidence of the information so noted, provided that any failure by the Bank to make any that notation shall not relieve the Company of its obligation to repay the outstanding principal amount of this Revolving Note, all accrued interest hereon and any amount payable with respect hereto in accordance with the terms of this Revolving Note and the Loan Agreement.

     The Company and each endorser or guarantor hereof waives demand, presentment, protest, diligence, notice of dishonor and any other formality in connection with this Revolving Note.

     This Revolving Note evidences one or more Revolving Loans made under a Loan Agreement, dated as of November 29, 1993, and amended on February 16, 1995, and June 28, 1996 (collectively, the "Loan Agreement"), between the Company and the Bank, to which reference is hereby made for a statement of the circumstances under which this Revolving Note is subject to prepayment and under which its due day may be accelerated. Capitalized terms used but not defined in this Revolving Note shall have the respective meanings assigned to them in the Loan Agreement.


                                       KNAPE & VOGT MANUFACTURING COMPANY

                                       By:_______________________________

                                       Its:______________________________

                                        Accepted by:

                                        OLD KENT BANK


                                        By:_________________________________
                                           Peter T. Campbell, Vice President

                          SCHEDULE TO REVOLVING NOTE
                          DATED JUNE 28, 1996, MADE BY
                      KNAPE & VOGT MANUFACTURING COMPANY
                                  IN FAVOR OF
                                 OLD KENT BANK


                                           Principal
Date Loan    Principal  Type  Interest     Amount Pd   Principal
Made or      Amount of  of    Period (if   Prepaid or  Balance      Notation
Converted    Loan       Loan  applicable)  Converted   Outstanding  Made by
-----------  ---------  ----  -----------  ----------  -----------  --------







                                REVOLVING NOTE
                                --------------

$47,500,000                                               Grand Rapids, Michigan
                                                                November 1, 1997

     FOR VALUE RECEIVED, the undersigned, KNAPE & VOGT MANUFACTURING COMPANY, a Michigan corporation (the "Company"), hereby promises to pay to the order of OLD KENT BANK, a Michigan banking corporation (the "Bank"), in lawful currency of the United States of America and in immediately available funds, on November 1, 1999, the principal sum of Forty-seven Million Five Hundred Thousand Dollars ($47,500,000), or, if less, the aggregate unpaid principal amount of revolving Loans made by the Bank to the Company pursuant to the Loan Agreement described below and to pay interest on the unpaid principal balance hereof from time to time outstanding, in like money and funds, for the period from the date hereof until those Revolving Loans shall be paid in full, at the rates per annum and on the dates provided in the Loan Agreement referred to below.

     The Bank is hereby authorized by the Company to note on the schedule attached to this Revolving Note or on its books and records the date and amount of each Revolving Loan, the applicable interest rate and type and duration of the related Interest Period (if applicable), the amount of each payment or prepayment of principal thereon, and the other information provided for on that schedule, which schedule or such books and records, as the case may be, shall constitute prima facie evidence of the information so noted, provided that any failure by the Bank to make any that notation shall not relieve the Company of its obligation to repay the outstanding principal amount of this Revolving Note, all accrued interest hereon and any amount payable with respect hereto in accordance with the terms of this Revolving Note and the Loan Agreement.

     The Company and each endorser or guarantor hereof waives demand, presentment, protest, diligence, notice of dishonor and any other formality in connection with this Revolving Note.

     This Revolving Note evidences one or more Revolving Loans made under a Loan Agreement, dated as of November 29, 1993, and amended on February 16, 1995, and June 28, 1996 (collectively, the "Loan Agreement'), between the Company and the Bank, to which reference is hereby made for a statement of the circumstances under which this Revolving Note is subject to prepayment and under which its due day may be accelerated. Capitalized terms used but not defined in this Revolving Note shall have the respective meanings assigned to them in the Loan Agreement.


                                     KNAPE & VOGT MANUFACTURING COMPANY


                                     By:
                                           -------------------------------------
                                           Richard C. Simkins


                                     Its:  Executive Vice President
                                           -------------------------------------

                                   Accepted by:

                                   OLD KENT BANK


                                   By:
                                        ----------------------------------------
                                        Andrew P. Gavulic, Vice President